Exhibit 2.2

PLAN OF CONVERSION

OF

SIMON PROPERTY GROUP, L.P.

This Plan of Conversion (this “Plan of Conversion”) is adopted as of May 14, 2025 to convert Simon Property Group, L.P., a Delaware limited partnership (the “Converting Entity”), to an Indiana limited partnership to be known as “Simon Property Group, L.P.” (the “Converted Entity”).

1.            Defined Terms. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Eighth Amended and Restated Limited Partnership Agreement of Simon Property Group, L.P. dated May 8, 2008 (as amended, restated, supplemented or otherwise modified from time to time prior to the Effective Time (as defined below), the “Current Partnership Agreement”).

2.            Converting Entity. The Converting Entity is a limited partnership organized under the Revised Uniform Limited Partnership Act of the State of Delaware (the “DRULPA”).

3.            Converted Entity. The Converted Entity shall be a limited partnership organized under Title 23, Article 16 of the Indiana Code, as amended (the “Indiana Code”). The name of the Converted Entity shall be Simon Property Group, L.P.

4.            The Conversion. The Converting Entity shall be converted to the Converted Entity (the “Conversion”) pursuant to Sections 23-0.6-5-1 to -6 of the Indiana Code and Section 17-219 of the DRULPA.

5.            Filing of Conversion Documents; Effective Time. As soon as practicable following the satisfaction of the conditions precedent set forth in Section 12, if this Plan of Conversion shall not have been terminated prior thereto as provided in Section 16, the Converting Entity shall cause (i) articles of domestication meeting the requirements of Section 23-0.6-5-5 of the Indiana Code (the “Articles of Domestication”) to be properly executed and filed in accordance with such section; and (ii) a certificate of conversion meeting the requirements of Section 17-219 of the DRULPA (the “Certificate of Conversion”) to be properly executed and filed in accordance with such section, and otherwise make all other filings or recordings as required by the Indiana Code or DRULPA, as applicable, in connection with the Conversion. The Conversion shall become effective at the time designated in the Articles of Domestication and Certificate of Conversion as the effective time of the Conversion (the “Effective Time”).

6.            Governance of Converted Entity. On and after the Effective Time, the affairs of the Converted Entity shall be governed in accordance with Indiana Code Section 23-16-1-1, et seq., and the Certificate of Limited Partnership (as amended, restated, supplemented or otherwise modified from time to time, the “Certificate of Limited Partnership”) and the Ninth Amended and Restated Limited Partnership Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Amended and Restated Partnership Agreement”) of the Converted Entity, substantially in the forms attached hereto as Exhibit A and Exhibit B, respectively, as the same may be amended in accordance with their respective terms and applicable law.

7.            General Partner and Officers. From and after the Effective Time, by virtue of the Conversion and without any further action on the part of the Converting Entity or Converted Entity, their respective partners, or any other person, (i) the general partner of the Converting Entity serving as of immediately prior to the Effective Time (the “General Partner”) shall continue to be the general partner of the Converted Entity immediately following the Effective Time and shall serve in accordance with the Certificate of Limited Partnership and the Amended and Restated Partnership Agreement; and (ii) the officers of the Converted Entity shall be the same officers of the Converting Entity as of immediately prior to the Effective Time (and any designation as an “executive officer” under Rule 3b-7 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or “officer” for purposes of Section 16 of the Exchange Act shall remain in effect), to serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal.

8.            Effect on Partnership Interests of Converting Entity. At the Effective Time, by virtue of the Conversion and without any further action on the part of any holder thereof, the Converting Entity, the Converted Entity, their respective partners, or any other person, (i) each of the general partnership interests (“GP Interests”) of the Converting Entity issued and outstanding immediately prior to the Effective Time shall be automatically and by operation of law converted, on a 1:1 basis, into general partnership interests of the Converted Entity; (ii) each of the GP Preferred Units (as defined in the Current Partnership Agreement) of the Converting Entity issued and outstanding immediately prior to the Effective Time shall be automatically and by operation of law converted, on a 1:1 basis, into GP Preferred Units (as defined in the Amended and Restated Partnership Agreement) of the Converted Entity; (iii) each of the Limited Partnership Units (as defined in the Current Partnership Agreement) of the Converting Entity issued and outstanding immediately prior to the Effective Time shall be automatically and by operation of law converted, on a 1:1 basis, into Limited Partnership Units (as defined in the Amended and Restated Partnership Agreement) of the Converted Entity; (iv) each of the LP Preferred Units (as defined in the Current Partnership Agreement) of the Converting Entity issued and outstanding immediately prior to the Effective Time shall be automatically and by operation of law converted, on a 1:1 basis, into LP Preferred Units (as defined in the Amended and Restated Partnership Agreement) of the Converted Entity; and (v) each of the LTIP Units (as defined in the Current Partnership Agreement) of the Converting Entity issued and outstanding immediately prior to the Effective Time shall be automatically and by operation of law converted, on a 1:1 basis, into LTIP Units (as defined in the Amended and Restated Partnership Agreement) of the Converted Entity. At and after the Effective Time: (x) all of the outstanding certificates or other written evidences of ownership that immediately prior thereto represented issued and outstanding GP Interests, GP Preferred Units, Limited Partnership Units, LP Preferred Units, and LTIP Units of the Converting Entity shall be deemed for all purposes to evidence ownership of and to represent GP Interests, GP Preferred Units, Limited Partnership Units, LP Preferred Units, and LTIP Units, respectively, of the Converted Entity into which the partnership interests represented by such certificates or other written evidences of ownership have been converted as herein provided and shall be so registered on the books and records of the Converted Entity and its transfer agent; and (y) all of the issued and outstanding GP Interests, GP Preferred Units, Limited Partnership Units, LP Preferred Units, and LTIP Units of the Converting Entity that are in uncertificated book-entry form shall automatically become the number and type of partnership interests of the Converted Entity into which such partnership interests of the Converting Entity have been converted as herein provided in accordance with the customary procedures of the Converting Entity’s transfer agent.

9.            Effect on Other Securities of Converting Entity. At the Effective Time, all outstanding and unexercised portions of each option, warrant, and security exercisable or convertible by its terms into the GP Interests, GP Preferred Units, Limited Partnership Units, LP Preferred Units, or LTIP Units of the Converting Entity (including convertible promissory notes), whether vested or unvested, which are outstanding immediately prior to the Effective Time (each, a “Convertible Security”), shall constitute an option, warrant, or convertible security, as the case may be, to acquire the same number of GP Interests, GP Preferred Units, Limited Partnership Units, LP Preferred Units, or LTIP Units, as applicable, of the Converted Entity as the holder of such Convertible Security would have been entitled to receive had such holder exercised or converted such Convertible Security in full immediately prior to the Effective Time (not taking into account whether such Convertible Security was in fact exercisable or convertible at such time), at the same exercise/conversion price per unit or interest, and shall, to the extent permitted by applicable law and otherwise reasonably practicable, have the same term, exercisability, vesting schedule, status, and all other terms and conditions. In addition, at the Effective Time, any restricted partnership interest or unit, equity or equity-based award, or any other right to acquire any, or of any instrument to convert into or based on the value of, a GP Interest, GP Preferred Unit, Limited Partnership Unit, LP Preferred Unit, or LTIP Unit or other equity security of the Converting Entity shall, from and after the Effective Time, be a restricted partnership interest or unit, equity or equity-based award, or other right to acquire any, or of any instrument to convert into or based on the value of, the same amount of GP Interests, GP Preferred Units, Limited Partnership Units, LP Preferred Units, LTIP Units, or other equity securities of the Converted Entity, and shall, to the extent permitted by applicable law and otherwise reasonably practicable, have the same term, exercisability, vesting schedule, status, and all other terms and conditions.

10.          Effect on Employment Agreements, Benefit Plans, and Incentive Plans. As of the Effective Time, automatically by virtue of the Conversion and without any further action on the part of the Converting Entity, the Converted Entity, their respective partners, or any other person, each employment letter or agreement, employee benefit plan or agreement, incentive compensation plan or agreement, or other similar plan or agreement to which the Converting Entity is a party, or otherwise maintains, sponsors, or contributes, shall continue to be a plan or agreement of the Converted Entity on the same terms and conditions and any references to the Converting Entity thereunder shall mean the Converted Entity on and after the Effective Time. To the extent that any such plan, letter, or agreement provides for the issuance, or is otherwise based on the value, of GP Interests, GP Preferred Units, Limited Partnership Units, LP Preferred Units, LTIP Units, or other equity securities of the Converting Entity, as of the Effective Time, automatically by virtue of the Conversion and without any further action on the part of the Converting Entity, the Converted Entity, their respective partners, or any other person, such plan or agreement shall be deemed to provide for the issuance, or be based on the value, of GP Interests, GP Preferred Units, Limited Partnership Units, LP Preferred Units, LTIP Units, or other equity securities of the Converted Entity, respectively.

11.           Effect on Other Agreements. As of the Effective Time, automatically by virtue of the Conversion and without any further action on the part of the Converting Entity, the Converted Entity, their respective partners, or any other person, each agreement to which the Converting Entity is a party, shall continue to be an agreement of the Converted Entity on the same terms and conditions and any references to the Converting Entity thereunder shall, on and after the Effective Time, mean the Converted Entity.

12.           Conditions Precedent. Completion of the Conversion is subject to the satisfaction of the following conditions:

(a)           the Conversion shall have been adopted and approved by the written consent of Limited Partners who hold in the aggregate more than 50% of the Partnership Units held by all the Limited Partners, considered as a class (excluding any Partnership Units held by the General Partner, any entity controlled by the General Partner, or any person holding as a nominee for the General Partner, and also excluding holders of LP Preferred Units or LTIP Units); and

(b)           other than the filing of the Articles of Domestication and the Certificate of Conversion provided for under Section 5, any other regulatory or contractual approvals that the Board of Directors of the General Partner (in its sole discretion) determines to obtain shall have been so obtained and be in full force and effect.

All of the foregoing conditions are non-waivable, except that the condition set forth in Section 12(b) may be waived by the Board of Directors of the General Partner, and any determination by the Board of Directors of the General Partner prior to the Effective Time concerning the satisfaction or waiver of any condition set forth in this Section 12 shall be final and conclusive.

13.          Effect of Conversion. From and after the Effective Time, the Conversion shall, for all purposes of the laws of the State of Delaware, have the effects set forth in Section 17-219(h) of the DRULPA and shall, for all purposes of the laws of the State of Indiana, have the effects set forth in Indiana Code Section 23-0.6-5-6.

14.          Record of Conversion. A copy of this Plan of Conversion will be kept at the principal place of business of the Converted Entity and, upon the request of any partner of the Converting Entity, a copy of this Plan of Conversion shall promptly be delivered to such partner.

15.          Foreign Qualifications of Converted Entity. For the purpose of authorizing the Converted Entity to do business in any state, territory, or dependency of the United States, including, but not limited to, Delaware, or of any foreign country in which it is necessary or expedient for the Converted Entity to transact business, the General Partner or the officers of the Converted Entity are hereby authorized and empowered to appoint and substitute all necessary agents or attorneys for service of process, to designate and to prepare, execute, and file, for and on behalf of the Converted Entity, all necessary certificates, reports, powers of attorney, and other instruments as may be required by the laws of such state, territory, dependency, or country to authorize the Converted Entity to transact business therein, and whenever it is expedient for the Converted Entity to cease doing business therein and withdraw therefrom, to revoke any appointment of agent or attorney for service of process, and to file such certificates, reports, revocation of appointment, or surrender of authority as may be necessary to terminate the authority of the Converted Entity to do business in any such state, territory, dependency, or country, and all actions taken by the officers of the Converted Entity prior to the Effective Time in furtherance of this Section 15 shall be, and each of them hereby is, approved, ratified, and confirmed in all respects as the proper acts and deeds of the Converted Entity.

16.          Termination; Abandonment. At any time before the Effective Time, whether before or after approval of the Conversion by the requisite Limited Partners of the Converting Entity as described above, this Plan of Conversion may be terminated and the Conversion may be abandoned, or the consummation of the Conversion may be deferred for a reasonable period of time if, in the opinion of the Board of Directors of the General Partner, such action would be in the best interests of the Converting Entity. In the event of termination of this Plan of Conversion, this Plan of Conversion shall become void and of no effect.

17.          Third Party Beneficiaries. This Plan of Conversion shall not confer any rights or remedies upon any person or entity other than as expressly provided herein. It being understood that, notwithstanding anything to the contrary in this Plan of Conversion, no provision of this Plan of Conversion is intended to, or does, confer any rights or remedies on any current or former employee or other service provider of the Converting Entity (nor any other individual associated therewith) and none of such individuals shall be regarded for any purpose as a third party beneficiary to this Plan.

18.          Severability. Whenever possible, each term and provision of this Plan of Conversion will be interpreted in such manner as to be effective and valid under applicable law, but if any term or provision of this Plan of Conversion is held to be prohibited by or invalid under applicable law or in any jurisdiction, such term or provision will be ineffective only to the extent, of such prohibition or invalidity, without invalidating the remainder of this Plan of Conversion. Upon the determination that any term or provision of this Plan of Conversion is invalid, illegal, or unenforceable, such term or provision shall be deemed amended in such jurisdiction, without further action on the part of any person or entity, to the limited extent necessary to render the same valid, legal, or enforceable.

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This Plan of Conversion has been adopted by the Board of Directors of the General Partner as of the date set forth above.

Simon Property Group, L.P.

By:	Simon Property Group, Inc., its General Partner

By:	/s/ Steven E. Fivel
Name: Steven E. Fivel
Title: Secretary and General Counsel

EXHIBIT A

CERTIFICATE OF LIMITED PARTNERSHIP

EXHIBIT B

NINTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT